Exhibit 10.1
ASSIGNMENT OF PATENT

1.	Kazdin, Ronald S.	2.	Radu, Thomas J.

	Newbury, OH (US)		Chagrin Falls, OH (US)
hereinafter termed “Inventors”, have invented
CHILD MONITORING, COMMUNICATION AND LOCATING SYSTEM
☐	for which an application for United States Patent was filed on , Application Serial No. .

☑	for which a United States Patent issued on 05-09-06, U.S. Patent No. 7,042,361.
WHEREAS, GZT, INC., a corporation of the State of DELAWARE, having a place of business at 17 Woodside Road, Chagrin Falls, Ohio 44022 (hereinafter termed “Assignee”), is desirous of acquiring the entire right, title and interest in and to said patent and the invention disclosed therein, and in and to all embodiments of the invention, heretofore conceived, made or discovered jointly or severally by said Inventors (all collectively hereinafter termed “said invention”), and in and to any and all patents, inventor’s certificates and other forms of protection (hereinafter termed “patents”) thereon granted in the United States and foreign countries.
NOW, THEREFORE, in consideration of good and valuable consideration acknowledged by said Inventors to have been received in full from said Assignee:
1. Said Inventors do hereby sell, assign, transfer and convey unto said Assignee the entire right, title and interest (a) in and to said invention; (b) in and to all rights to apply for foreign patents on said invention pursuant to the International Convention for the Protection of Industrial Property or otherwise; (c) in and to any and all applications filed and any and all patents granted on said invention in the United States or any foreign country, including each and every application filed and each and every patent granted on any application which is a divisional, substitution, continuation, or continuation-in-part of any of said applications; and (d) in and to each and every reissue or extensions of any of said patents.
2. Said Inventors hereby jointly and severally covenant and agree to cooperate with said Assignee to enable said Assignee to enjoy to the fullest extent the right, title and interest herein conveyed in the United States and foreign countries. Such cooperation by said Inventors shall include prompt production of pertinent facts and documents, giving of testimony, execution of petitions, oaths, specifications, declarations or other papers, and other assistance all to the extent deemed necessary or desirable by said Assignee (a) for perfecting in said Assignee the right, title and interest herein conveyed; (b) for prosecuting any of said applications; (c) for filing and prosecuting substitute, divisional, continuing or additional applications covering said invention; (d) for filing and prosecuting applications for reissuance of any of said patents; (e) for interference or other priority proceedings involving said invention; and (f) for legal proceedings involving said invention and any applications therefor and any patents granted thereon, including without limitation reissues and reexaminations, opposition proceedings, cancellation proceedings, priority contests, public use proceedings, infringement actions and court actions; provided, however, that the expense incurred by said Inventors in providing such cooperation shall be paid for by said Assignee.
3. The terms and covenants of this assignment shall inure to the benefit of said Assignee, its successors, assigns and other legal representatives, and shall be binding upon said Inventors, their respective heirs, legal representatives and assigns.
4. Said Inventors hereby jointly and severally warrant and represent that they have not entered, and will not enter into, any assignment, contract, or understanding in conflict herewith.
IN WITNESS WHEREOF, said Inventors have executed and delivered this instrument to said Assignee as of the dates written below:

Date: October 2, 2007	/s/ Ronald S. Kazdin
Ronald S. Kazdin

Date: October 2, 2007	/s/ Thomas J. Radu
Thomas J. Radu

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